                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                  THE HARTFORD FINANCIAL SERVICES GROUP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1.   Title of each class of securities to which transaction applies:
     2.   Aggregate number of securities to which transaction applies:
     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
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     5.   Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.   Amount Previously Paid:
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


                  THE HARTFORD FINANCIAL SERVICES GROUP, INC.

               1999 Notice of Annual Meeting and Proxy Statement

                March 31, 1999

                Dear Shareholder:

                I am pleased to invite you to attend the 1999 annual meeting of shareholders of The Hartford Financial Services Group, Inc. to be held at 9:00 a.m. on Thursday, May 20, 1999 at The Wadsworth Atheneum in Hartford, Connecticut. We hope that you will participate in the annual meeting either by attending and voting in person or by voting by proxy as promptly as possible. Your vote is important.

                The accompanying notice of annual meeting and proxy statement provide information about the matters to be acted upon by The Hartford's shareholders. The proxy statement also contains information about the role and responsibilities of the Board of Directors and the committees of the Board and provides important information about each nominee for election as a director.

                Sincerely yours,

                /s/ Ramani Ayer

                Ramani Ayer
                Chairman, President and
                Chief Executive Officer

                  THE HARTFORD FINANCIAL SERVICES GROUP, INC.

                 NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS

  The annual meeting of the shareholders (the "Annual Meeting") of The Hartford Financial Services Group, Inc. (the "Company") will be held on Thursday, May 20, 1999 at 9:00 a.m. at The Wadsworth Atheneum, 600 Main Street, Hartford, Connecticut, for the following purposes:

     1. to elect a Board of Directors;

     2. to ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1999; and

     3. to act upon such other matters as may properly come before the Annual Meeting.

  Only shareholders of record at the close of business on March 22, 1999 are entitled to notice of, and to vote at, the Annual Meeting.

                                                   Amy Gallent

                                                  /s/ AMY GALLENT
                                      Vice President and Corporate Secretary

March 31, 1999

                  THE HARTFORD FINANCIAL SERVICES GROUP, INC.
                               690 Asylum Avenue
                              Hartford, CT 06115

                               ----------------

                                PROXY STATEMENT

                        Annual Meeting of Shareholders
                                 May 20, 1999

                               ----------------

                              GENERAL INFORMATION

  The accompanying proxy is solicited by the Board of Directors of The Hartford Financial Services Group, Inc. (the "Company" or "The Hartford") in connection with the annual meeting of shareholders of the Company to be held on Thursday, May 20, 1999 at 9:00 a.m. at The Wadsworth Atheneum, 600 Main Street, Hartford, Connecticut and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card are first being sent to shareholders on or about March 31, 1999.

Voting Rights

  Only shareholders of record on March 22, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. As of February 26, 1999, there were 226,826,658 shares of the Company's common stock ("Common Stock") outstanding. Each shareholder is entitled to one vote for each share of Common Stock registered in that person's name as of the Record Date.

Voting By Proxy

  In General. Subject to the limitations described below, shareholders may vote by proxy by (i) using the accompanying proxy card, (ii) voting by telephone, or (iii) voting electronically through the internet. When voting using any of these methods, as to the election of directors, you may (a) vote for all of the director nominees as a group except those nominees whose names you specify, or (b) withhold your vote from all nominees as a group. As to each other item, you may vote "for" or "against" the item or "abstain" from voting. If you properly vote by proxy by any of these methods as described below but do not specify any choices you will thereby confer authority upon the persons named as proxies to vote your shares in their discretion. A proxy also confers discretionary authority on these individuals to vote your shares of Common Stock on (1) any matter that was not known on the date of this Proxy Statement but is presented at the Annual Meeting, including voting on the nomination or election of any person not identified in this Proxy Statement as a nominee for election as a director; and (2) any shareholder proposal that has been omitted from this Proxy Statement pursuant to the proxy regulations of the Securities and Exchange Commission ("SEC") but is presented at the Annual Meeting.

  You may revoke your proxy at any time before it is exercised by giving written notice thereof to the Secretary of the Company, by submitting a subsequently dated and properly completed proxy, or by attending the Annual Meeting and revoking the proxy. Your attendance at the Annual Meeting will not by itself revoke your proxy.

  Voting By Proxy Card. Any shareholder, including any employee who owns Common Stock through Company stock plans, may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares of Common Stock represented by the proxy will be voted as you specify on the proxy card.

  Voting By Telephone Or Through The Internet. If you are a registered shareholder (that is, you own Common Stock in your own name and not through a broker, nominee or in some other "street name" capacity), or if you own Common Stock through a Company stock plan, you may vote by proxy by using the telephone or internet method of voting (please see the accompanying proxy card for instructions on how to access the telephone and internet voting systems). If you hold shares of Common Stock in "street name," your broker or other nominee will advise you whether you may vote by telephone or through the internet.

Voting Shares Held In Company Stock Plans

  Shares of Common Stock held in the Hartford Investment and Savings Plan ("ISP") and in the Company's Deferred Restricted Stock Unit Plan ("Stock Unit Plan") are held of record and are voted by the trustees of the ISP and the Stock Unit Plan, respectively. Shares of Common Stock held in the Company's Employee Stock Purchase Plan ("ESPP") are held of record by the ESPP's administrator, Dean Witter Trust Company ("Dean Witter"), and are voted by Dean Witter. Participants in the ISP, the Stock Unit Plan and the ESPP may direct the trustees and Dean Witter as to how to vote shares allocated to their ISP, Stock Unit Plan and ESPP accounts by voting by proxy using any of the three methods described above. The ISP and Stock Unit Plan trustees will vote shares as to which they have not received direction in accordance with the terms of the ISP and the Stock Unit Plan. To the extent that Dean Witter does not receive voting directions from ESPP participants, it may vote such shares in its capacity as a broker.

  Your vote is important and the Board of Directors urges you to exercise your right to vote. Whether or not you plan to attend the Annual Meeting, you can assure that your shares are voted by properly voting by proxy.

                                    ITEM 1
                             ELECTION OF DIRECTORS

  A Board of twelve directors is to be elected at the Annual Meeting to serve until the next annual meeting and until their successors are elected and qualified. There are currently thirteen directors serving on the Board, twelve of whom have been nominated for reelection as directors at the Annual Meeting, including Frederic V. Salerno who was elected as a director by the Board of Directors effective December 16, 1998. DeRoy C. Thomas will retire from the Board of Directors effective on the date of the Annual Meeting, and, therefore, will not seek reelection.

  Unless there is a contrary indication, shares of Common Stock represented by valid proxies will be voted for the election of all nominees. The Board has no reason to believe that any nominee will be unable to serve as a director. If for any reason a nominee should become unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may recommend, or the Board may reduce the number of directors to eliminate the vacancy.

  Set forth below is certain information about each director and nominee for election as a director, including information regarding his or her background for at least the past five years.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR ELECTION AS
                                  DIRECTORS.

Directors and Nominees

            BETTE B. ANDERSON

              Mrs. Anderson, 70, has served as a director since 1995. She joined Kelly, Anderson & Associates, Inc., a Washington based management firm, in 1990 and served as President effective January 1, 1991 until January 1996, when she became Vice Chairperson. She was Undersecretary of the Treasury from 1977 to 1981. Mrs. Anderson was affiliated for twenty-seven years with the Citizens and Southern National Bank of Savannah, having served as a Vice President until she assumed the Treasury post. Mrs. Anderson is a director of United Payors & Providers and the Miller Foundation at the University of Virginia. She attended Georgia Southern University and Armstrong State College and is a graduate of the Stonier Graduate School of Banking at Rutgers University.

 [photo]

            RAND V. ARASKOG

              Mr. Araskog, 67, has been a director since 1985. He served as an executive officer of ITT Corporation ("ITT") until ITT split into three separate public companies in a spin-off transaction that occurred effective December 19, 1995 (the "ITT Spin-Off"). He was Chief Executive Officer of ITT since 1979, Chairman since 1980 and President since March 1991. After the ITT Spin-Off, Mr. Araskog became Chairman and Chief Executive of the new ITT Corporation, formerly an ITT subsidiary called ITT Destinations, Inc., until his retirement in February 1998. He is a director of ITT Industries, Inc., Alcatel Alsthom of France, Dow Jones & Company, Inc., Rayonier, Inc., Shell Oil Company and ITT Educational Services, Inc. Mr. Araskog is a graduate of the U.S. Military Academy at West Point and attended the Harvard Graduate School of Arts and Sciences.

 [photo]


            RAMANI AYER

              Mr. Ayer, 51, has been a director since 1991, and became
            Chairman, President and Chief Executive Officer of the Company on February 1, 1997. Prior to that, he served as an Executive Vice President of the Company from the ITT Spin-Off in December 1995 until February 1997. Mr. Ayer has been President and Chief Operating Officer of Hartford Fire Insurance Company ("Hartford Fire"), the Company's principal property and casualty insurance subsidiary, since 1991 and previously served as Executive Vice President of Hartford Fire from 1990 to April 1991 and Senior Vice President from 1989 to 1990. He is also Chairman of Hartford Life, Inc. ("Hartford Life"), a public company that is majority-owned by the Company and operates its life insurance, annuity and related businesses. Mr. Ayer joined the Company in 1973 as a member of the operations research department. During his career, he has been Director of corporate reinsurance, Vice President of HartRe, the Company's reinsurance subsidiary, and President of Hartford Specialty Company. He is Vice Chairman of the American Insurance Association, a member of the Listed Company Advisory Committee to the New York Stock Exchange Board of Directors, and serves on the Boards of the American Institute for CPCU/IIA, and the Insurance Information Institute. Mr. Ayer is a director of Hartford Hospital, the Greater Hartford Chamber of Commerce, and is a trustee of the Mark Twain House in Hartford, Connecticut. He is also a member of the Business Roundtable.

 [photo]


            ROBERT A. BURNETT

              Mr. Burnett, 71, became a director of the Company in 1995. He served as Chairman of Meredith Corporation from 1988 until his retirement in 1992, and served as President and Chief Executive Officer from 1977 and relinquished the latter office in 1989. Mr. Burnett is a director of ITT Industries, Inc., and Whirlpool Corporation. He is a member of the Board of Trustees of Grinnell College, Grinnell, Iowa. He is also a director of the Greater Des Moines Committee and the Des Moines Art Center. Mr. Burnett has a B.A. degree in economics from the University of Missouri.

 [photo]


            DONALD R. FRAHM

              Mr. Frahm, 67, served as Chairman, President and Chief Executive
            Officer of the Company from April 1988 until his retirement on January 31, 1997 and has been a director since 1985. Mr. Frahm is a director of Hartford Life, Hartford Hospital, the University of Hartford and the Greater Hartford Chamber of Commerce. He is also a corporator of Connecticut Children's Medical Center.

 [photo]

            PAUL G. KIRK, JR.

              Mr. Kirk, 61, has served on the Board of Directors since 1995.
            He became a partner in the law firm of Sullivan & Worcester in 1977 and is presently of counsel to the firm. Mr. Kirk served as Chairman of the Democratic Party of the United States from 1985 to 1989 and as Treasurer from 1983 to 1985. Following his resignation in 1989 as Chairman of the Democratic Party of the United States, he returned to Sullivan & Worcester as a partner in general corporate practice at the firm's Boston and Washington offices. Mr. Kirk is a director of Hartford Life and Kirk & Associates, Inc., of which he also is Chairman and Treasurer. He is also a director of Bradley Real Estate, Inc. and Rayonier, Inc. Mr. Kirk is Co-chairman of the Commission on Presidential Debates, Chairman of the John F. Kennedy Library Foundation Board of Directors, Chairman of the Board of Directors of the National Democratic Institute for International Affairs, and a trustee of Stonehill College and St. Sebastian's School. He is a graduate of Harvard College and Harvard Law School.

 [photo]


            FREDERIC V. SALERNO

              Mr. Salerno, 55, has served on the Board of Directors since
            December 16, 1998. He has been Senior Executive Vice President and Chief Financial Officer of Bell Atlantic Corporation since 1997, coincident with the merger of NYNEX Corporation and Bell Atlantic. Prior to this, Mr. Salerno was Vice Chairman-Finance and Business Development at the former NYNEX Corporation from 1994 to 1997, and had served as Vice Chairman of NYNEX and President-Worldwide Services since March 1991. He joined New York Telephone in 1965 and was elected Vice President in 1983, was promoted in 1985 to Executive Vice President and Chief Operating Officer of New England Telephone and was appointed President and Chief Executive Officer of New York Telephone in 1987. Mr. Salerno is a director of AVNET, Inc., Bear Stearns Company, Inc., Viacom, Inc. and Keyspan Energy. He was Chairman of the Board of Trustees of the State University of New York, a trustee of the Inner-City Scholarship Fund and has served as Chairman of the Archdiocese of New York's Partnership for Quality Education Campaign. Mr. Salerno is also a member of the World Telecommunications Advisory Council of the International Telecommunication Union and the Metropolitan Museum of Art Business Committee. He received a bachelor of science degree in electrical engineering from Manhattan College and a master of business administration degree from Adelphi University.

 [photo]


            ROBERT W. SELANDER

              Mr. Selander, 48, was elected as a director effective March 1,
            1998, and has been nominated for election as a director of Hartford Life at the Hartford Life 1999 annual shareholders meeting. Since May 1997, he has served as the President and Chief Executive Officer of MasterCard International. For three years prior to this, Mr. Selander was an Executive Vice President of MasterCard International and President of MasterCard's Europe, Middle East/Africa and Canada regions. Before joining MasterCard, he served for over twenty years in positions of increasing responsibility at Citicorp/Citibank, N.A, including having served as director of Global Retail Strategy and director of the bank's Diners Club International credit card business in the United States, Canada, United Kingdom, Germany and Benelux. Mr. Selander is a graduate of Cornell University and has a master's degree in business from Harvard University.

 [photo]

            LOWNDES A. SMITH

              Mr. Smith, 59, has served as a director of the Company since
            1991. He became Vice Chairman of the Company on February 1, 1997 and is President and Chief Executive Officer and a director of Hartford Life. Effective December 1, 1998, Mr. Smith also became responsible for the International Operations of the Company. He also served as an Executive Vice President of the Company since the ITT Spin-Off in December 1995 until his appointment as Vice Chairman and served as President and Chief Operating Officer of the Company's life insurance companies since 1989. Prior to that time, he served as Senior Vice President and Group Controller for all companies owned or operated by the Company. Mr. Smith joined the Company in 1968 as a member of the corporate accounting department. In 1972 he was appointed the Secretary and Director of corporate accounting. He was elected Assistant Vice President in 1974, and he was named Controller in 1977. Mr. Smith is a director of the Connecticut Children's Medical Center, The American Council of Life Insurance, and a Director Emeritus of the Connecticut Business and Industry Association.

 [photo]


            H. PATRICK SWYGERT

              Mr. Swygert, 56, was elected to the Board of Directors in 1996.
            He has been President of Howard University, Washington, D.C., since August 1995. Prior to that, he was President of the University at Albany, State University of New York, since 1990. Mr. Swygert received his undergraduate and law degrees from Howard University, has been a visiting professor and lecturer abroad and is the author of numerous articles and publications on higher education and the law. He is a member of the Board of Directors of Hartford Life and The Victory Funds, Cleveland, Ohio. Mr. Swygert is the immediate past Chairman of the Washington, D.C. Area Consortium of Colleges and Universities and currently serves as Chairman of the Community-Business Partnership of the Greater Washington Board of Trade.

 [photo]


            GORDON I. ULMER

              Mr. Ulmer, 66, has been a director since 1995. He is former
            Chairman and Chief Executive Officer of the former Connecticut Bank and Trust Company ("CBT") and retired President of the former Bank of New England Corporation, the former holding company of CBT ("BNEC"). He joined CBT in 1957 and held numerous positions before being elected President and a director in 1980 and Chairman and Chief Executive Officer in 1985. In 1988 he was elected President of BNEC, and retired as President in December 1990. Mr. Ulmer also serves as a director of Hartford Life, Rayonier, Inc., and the Old State House Association. He is a graduate of Middlebury College, the American Institute of Banking and Harvard Business School Advanced Management Program and attended New York University's Graduate School of Engineering.

 [photo]


            DAVID K. ZWIENER

              Mr. Zwiener, 44, has been Executive Vice President and Chief
            Financial Officer of the Company since August 1995, and was elected to the Board of Directors in 1997. He previously served as Executive Vice President and Chief Financial Officer of ITT Financial Corporation from March 1993 until February 1995. From November 1987 to February 1993, Mr. Zwiener served as Senior Vice President and Treasurer, and Executive Vice President--Capital Markets Division, of Heller International Corporation. He is also a director of Hartford Life.

 [photo]

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  The Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall performance of the Company. The Board reviews significant developments affecting the Company and acts on matters requiring Board approval. During 1998, the Board held nine meetings. The standing committees of the Board are the Audit, Compensation and Personnel, Finance, Legal and Public Affairs, and Nominating committees, each of which is comprised solely of directors who are not officers of, or otherwise employed by, the Company or any of its subsidiaries. Set forth below is a description of the duties of each committee and its members.

  The Audit Committee recommends the selection of independent auditors for the Company, confirms the scope of audits to be performed by such auditors, reviews audit results and internal accounting and control procedures and policies, and reviews the fees paid to the Company's independent auditors. The Committee reviews and recommends approval of the audited financial statements of the Company and the annual report on Form 10-K that is filed with the SEC. It also reviews the expense accounts of senior executives. The members of the Audit Committee are Messrs. Frahm, Kirk (Chairman), Selander, and Thomas. During 1998, the Committee held five meetings.

  The Compensation and Personnel Committee evaluates senior management performance and establishes executive compensation policies. Mrs. Anderson and Messrs. Burnett, Swygert and Ulmer (Chairman) are the members of the Committee. The Committee held five meetings during 1998.

  The Finance Committee is responsible for reviewing capital expenditures and appropriations and maximizing the effective use of the Company's and its subsidiaries' assets. This includes directing the investment allocation and risk management policies of the Company. The members of the Committee are Messrs. Araskog, Salerno, Thomas (Chairman) and Ulmer. During 1998, the Committee held two meetings.

  The Legal and Public Affairs Committee reviews and considers major claims and litigation, and legal, regulatory and related governmental policy matters affecting the Company and its subsidiaries. The Committee reviews and approves management policies and programs relating to compliance with legal and regulatory requirements, business ethics and environmental matters. The Committee also reviews and defines the Company's social responsibilities, including issues of significance to the Company, its shareholders and employees. The members of the Committee are Mrs. Anderson and Messrs. Salerno, Selander and Swygert (Chairman). The Committee held three meetings during 1998.

  The Nominating Committee makes recommendations concerning the organization, size, and composition of the Board and its committees, proposes nominees for election to the Board and its committees and considers the qualifications, compensation, and retirement of directors. The Committee's members are Messrs. Araskog, Burnett (Chairman), Frahm and Kirk. During 1998, the Committee held two meetings. The Nominating Committee will consider nominations of persons for election as directors that are submitted by shareholders in writing in accordance with certain requirements set forth in the Company's bylaws.

  In 1998, no director failed to attend at least seventy-five percent of all meetings of the Board of Directors and of the committees of which he or she was a member.

Directors' Compensation

  Standard Fees. Members of the Board of Directors who are employees of the Company or its subsidiaries are not compensated for service on the Board or any of its committees. The current compensation for non-employee directors consists of an annual retainer fee of $40,000 payable solely in restricted shares of Common Stock pursuant to The Hartford 1996 Restricted Stock Plan for Non-Employee Directors (the "Non-Employee Directors Plan") described below, a $1,500 fee for each meeting of the Board attended, a $1,200 fee for each committee meeting attended, and an option to purchase Common Stock. Directors are also reimbursed for travel and related expenses incurred on behalf of the Company.

  Restricted Stock Plan. Under the Non-Employee Directors Plan, non-employee directors receive grants of shares of restricted Common Stock as payment for their annual retainer fee. Restricted stock grants are made automatically on the date of each annual meeting of shareholders to each non-employee director elected at, or continuing in office following, the annual meeting. The number of shares of restricted stock is determined by dividing the annual retainer for the year of the award by the fair market value of the Common Stock as reported on the New York Stock Exchange ("NYSE") as of the date of the award.

  Non-employee directors receiving restricted stock may not sell, assign or otherwise dispose of the stock until the restriction period ends. The restriction period ends upon the earliest of: (i) five years after the grant date, (ii) retirement at age seventy-two, (iii) a "change of control" (as defined in the plan) of the Company (iv) death, (v) disability, or (vi) resignation under certain circumstances, as set forth in the plan. If a non-employee director resigns other than under such circumstances before the restriction period ends, he or she will forfeit his or her restricted shares.

  Stock Options. Each non-employee director elected at, or continuing in office following, each annual meeting of shareholders is also granted on the annual meeting date an option to purchase 2,000 shares of Common Stock at an exercise price equal to the closing price per share of the Common Stock on the NYSE as of the date of grant. Each option may be exercised to purchase one-third of the shares underlying the option after two years from the date of grant and will become fully exercisable after three years from the date of grant. The maximum term of each option is ten years and two days from the date of grant and any unexercised portion will terminate within a certain period of time after a director's termination of service on the Board, depending upon the reason for the termination.

  Insurance. The Company provides non-employee directors with $100,000 of group life insurance coverage and $750,000 of accidental death and dismemberment and permanent total disability coverage while they are serving on the Board. Non-employee directors may purchase additional benefits under these policies.

              REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE
                           ON EXECUTIVE COMPENSATION

  This report sets forth the executive compensation policies of the Compensation and Personnel Committee (the "Committee") of the Company's Board of Directors and discusses the 1998 compensation of the Company's Chief Executive Officer and certain other executive officers. Following this report is a Summary Compensation Table that sets forth all 1998 compensation earned by, and awarded or paid to, Ramani Ayer, who served as President and Chief Executive Officer during 1998, and the other Named Executives (defined below) included in that table. Other tables following this report provide information on stock option and other long-term performance grants, and a performance graph compares the cumulative total return on the Common Stock to the cumulative total returns of the S&P 500 Index and an index consisting of peer insurance companies.

Committee Role in Overseeing Executive Compensation Policy

  A primary role of the Committee is to determine and oversee the administration of compensation for the Company's executives, including its senior executive officers ("Senior Executives"). In this capacity, the Committee is dedicated to ensuring that the Company's compensation policies and practices are used effectively to support the achievement of the Company's short-term and long-term business objectives.

  There are several principles that guide the Committee in its decision-making capacity. The Committee:

  . Adheres to a pay-for-performance philosophy, ensuring that aggregate compensation levels paid to Senior Executives reflect the extent to which the Company's key operating goals are met.

  . Reinforces the central importance of shareholder value creation by relying heavily on compensation programs that deliver value to Senior Executives only when shareholders realize corresponding gains.

  . Encourages the acquisition of Common Stock by Senior Executives with the objective of strengthening the common interests of management and shareholders, thereby promoting the maximization of shareholder value.

  . Establishes Senior Executive compensation levels in relation to the pay rates that are offered at organizations with which the Company competes for senior management talent.

  . Maintains a total compensation perspective on Senior Executive pay in judging the appropriateness of rewards for the Company's Senior Executives.

Description of Executive Compensation Policies

  The compensation program of the Company's Senior Executives is characterized by base salary levels that are targeted somewhat below market rates, a heavy emphasis on performance-based, variable compensation, which, when combined with base salary, provides above market total compensation for successful performance and commitment to promote enhanced share ownership among Senior Executives. Consistent with the shareholder value orientation of this program, the Committee has authorized guidelines for Senior Executive share ownership which should serve to further align the interests of management and investors. The guidelines provide that, within a five-year period from the later of 1996 or year of hire, Senior Executives should attain an investment position in the Common Stock that is equal to two or three times their base salary, depending on the position of the Senior Executive. The Committee believes that this compensation program will effectively catalyze Senior Executive activities in support of the Company's goal achievement and appropriately recognize the contributions of every Senior Executive.

  It is the Company's policy to target Senior Executive compensation levels in relation to pay rates that are typical at organizations with which the Company competes for senior management talent. For corporate Senior Executives, the competitive market generally includes other leading insurance and financial services companies, although general industry practices are also considered when reviewing pay for certain Senior Executives whose functional responsibilities are not exclusively insurance or financial services related. For line of business Senior Executives, pay is in line with practices that are common at leading insurance carriers, as well as other financial institutions that offer competing insurance products.

  Consistent with the Company's pay-for-performance orientation, Senior Executive base salaries are targeted at levels that represent 90 percent of prevailing market rates. Total compensation is designed to reach 120% of market norms, but only when the Company's challenging performance goals are fully achieved. Actual compensation levels may lead or lag these goals, but the terms of the compensation program ensure such variances depend principally on the Company's stock price appreciation and demonstrated operating success.

  The principal elements of the compensation program are: a base salary tied to individual value added; an annual incentive opportunity dependent on operating results and promoting Senior Executive share ownership; and stock options and long-term compensation tied to earnings growth and stock price appreciation. Each of these elements is discussed below.

1998 Compensation

 1998 Base Salary

  The Company's compensation policy is generally to pay base salaries for Senior Executives at levels that represent 90% of the median salaries paid by organizations with which the Company competes for senior executive talent. Total compensation, comprised of base and variable pay, can achieve 120% of the market norm when performance goals are fully met. In assessing a Senior Executive's salary level each year, the Committee's principal consideration is the Senior Executive's performance on the job, including his or her demonstrated contributions to the Company's goal achievement. In considering salary actions, the Committee also reviews internal compensation equity and the Senior Executive's level of responsibility, experience, and expertise.

  The Compensation Committee approved salary increases of $150,000, $100,000 and $75,000 for Messrs. Ayer, Smith and Zwiener, respectively effective February 1, 1998. These increases reflected competing pay practices at other peer corporations. In addition, Messrs. Ayer, Smith, and Zwiener have employment agreements with the Company that provide for minimum base salaries as described below under the heading "Employment Agreements and Severance Plan."

 1998 Variable Compensation

  Variable compensation reinforces the Company's pay-for-performance philosophy and is a key element to the overall compensation program. Variable compensation includes annual and long-term incentive compensation opportunities. Annual incentive compensation is designed to deliver about 25% of variable compensation, while long-term incentives are designed to deliver the remaining 75%. All variable compensation programs also facilitate Senior Executives' acquisition of the Company's stock thereby promoting a coordination of interest between management and shareholders.

 Annual Incentives

  Each year the Committee reviews management's suggestions for performance goals, the achievement of which will enhance the Company's value. The Committee also reviews and approves with respect to each Senior Executive, annual incentive payment levels payable in the event performance goals are fully achieved. Actual annual incentive payments vary with performance relative to such goals. Better performance generates larger awards; lesser results yield smaller awards.

  Ordinarily, corporate or staff Senior Executives earn annual incentives based on corporate and individual performance. Incentives for line of business Senior Executives may relate to corporate, line of business, and individual performance. On occasion, the Committee may approve management's recommendation for customized annual incentive arrangements where they are appropriate to address competitive market requirements or business needs.

  The amounts of annual incentive awards are based on financial performance for the year compared to annual performance goals established by the Committee at the beginning of the year. For 1998, performance was based on core earnings, return on equity, and revenues, each compared to budget, respectively, for Messrs. Ayer and Zwiener. The performance goals for Mr. Smith were Hartford Life core earnings growth and Hartford Life return on equity. The performance goals for Mr. Donahue were core earnings growth and return on equity compared to budget with respect to the Company's reinsurance and international operations. The performance goals for Mr. Gareau were Hartford Investment Management Company (the Company's subsidiary that conducts the Company's investing activities) portfolio performance compared to external benchmark measures and core earnings.

  For 1998, based on these goals, the Committee awarded an annual incentive of $943,500, $946,750, $444,000, $339,200, and $115,200 for Messrs. Ayer, Smith,
Zwiener, Gareau, and Donahue, respectively.

  Consistent with the Company's interest in promoting a strong alignment between management and shareholder interests, Senior Executives may elect to forego receiving up to half their annual incentives in exchange for the right to receive shares of Common Stock of the Company ("Stock Units"). Under The Hartford 1996 Deferred Restricted Stock Unit Plan, receipt of actual shares of Common Stock is deferred during a three-year restriction period applicable to the Stock Units. Senior Executives who elect to convert a portion of their annual incentive payments to Stock Units are rewarded with additional Stock Units equal to ten percent of the amount converted, and actual shares relating to these incremental Stock Units also will be deferred as to receipt and restricted for a period of three years.

 Stock Options

  For 1998, the Committee provided eligibility to executives and key employees for grants of stock options under the terms of The Hartford 1995 Incentive Stock Plan (the "Incentive Stock Plan"). Stock options provide executives with the opportunity to acquire an equity interest in the Company and to participate in the creation of shareholder value as reflected in growth in the price of the Common Stock. The option exercise price equals 100% of the fair market value of the Common Stock on the date of option grant, thereby ensuring that plan participants will derive benefits only as shareholders realize corresponding gains. To ensure a long-term perspective, options have a maximum ten-year and two day term.

  The Committee believes that the practice of granting stock options annually reinforces the Company's policy of encouraging stock ownership by executives in support of building shareholder value. Furthermore, options provide value to Senior Executives only when shareholders realize positive returns on their investment in the Company. In this way, stock option grants reward Senior Executives only in conjunction with value creation for shareholders.

  On February 19, 1998, options to purchase an aggregate of 231,420 shares of Common Stock were granted under the Incentive Stock Plan to Messrs. Ayer, Smith, Zwiener, Gareau and Donahue at an exercise price of $46.315 per share (the closing price of a share of the Common Stock on the NYSE on February 19, 1998). Both the number of shares granted and the exercise price per share have been adjusted for the two-for-one stock-split that took place on July 15, 1998. The option granted to Mr. Smith represented 40% of the target award value determined appropriate by the Committee. Also on February 19, 1998, the Compensation and Personnel Committee of Hartford Life (the "Hartford Life Committee") granted to Mr. Smith an option to purchase 55,900 shares of Class A Common Stock of Hartford Life under the 1997 Hartford Life, Inc. Incentive Stock Plan (the "Hartford Life Incentive Stock Plan") at an exercise price of $43.94 per share (the closing price of a share of Hartford Life Class A Common Stock on the NYSE on that day). This option represented the remaining 60% of the target award value determined appropriate for Mr. Smith.

  On October 14, 1998, options to purchase an aggregate of 246,716 shares of Common Stock were granted under the Incentive Stock Plan to Messrs. Ayer, Smith, Zwiener and Gareau at an exercise price of $45.50 per share. The option granted to Mr. Smith represented 40% of the target award value determined appropriate by the Committee. Also on October 14, 1998, the Hartford Life Committee granted to Mr. Smith an option to purchase 74,047 shares of Class A Common Stock of Hartford Life under the Hartford Life Incentive Stock Plan at an exercise price of $41.0625 per share (the closing price of a share of Hartford Life Class A Common Stock on the NYSE on that day). This option represented the remaining 60% of the target award value determined appropriate for Mr. Smith.

  To further align the interests of Senior Executives and shareholders, the above options granted to Messrs. Ayer, Smith, Zwiener, and Donahue included a performance-based provision that would allow the options to become exercisable upon the earlier to occur of (i) the closing price of the underlying stock on the NYSE equaling or exceeding 125% of the option exercise price for a period of at least ten consecutive trading days, or (ii) seven years from the date of option grant. The foregoing options to purchase Common Stock granted on February 19, 1998 became exercisable on July 17, 1998, when the closing price of the Common Stock remained at or above $57.8938 per share (being 125% of the $46.315 grant price) for at least ten consecutive trading days. In addition, the option to purchase Hartford Life Class A Common Stock granted to Mr. Smith on February 19, 1998 became exercisable on July 13, 1998, when the closing price of Hartford Life Class A Common Stock on the NYSE remained at or above $54.925 per share (being 125% of the $43.94 grant price) for at least ten consecutive trading days. Also, the option to purchase Hartford Life Class A Common Stock granted to Mr. Smith on October 14, 1998 became exercisable on December 1, 1998 when the closing price of Hartford Life Class A Common Stock on the NYSE remained at or above $51.3281 per share (being 125% of the $41.0625 grant price) for at least ten consecutive trading days. All other options, including those granted to other executives, become exercisable at the cumulative rate of one-third per year for the first three years from the date of grant.

  Further information regarding option grants for the named Senior Executives during 1998 is included in the option tables following this report.

 1998 Long-Term Performance Program

  Senior Executives and other executives received the opportunity under the 1998 Long-Term Performance Plan to earn shares of Common Stock contingent on the Company achieving certain performance objectives over a three-year period. Under the terms of these contingent awards made in 1998, there are two equally weighted performance objectives measured over the 1998 through 2000 period:
(i) core earnings per share and (ii) total shareholder return (stock price appreciation and dividends reinvested) relative to the returns generated by an index of the Company's competitors. Target level core earnings per share coupled with a total shareholder return equal to the average of the peer group will result in the awarding of a target number of shares. Better performance (up to a maximum of 150% of each of the performance measures) will yield a larger payout, up to a maximum combined payout of 200%; poorer performance (to a minimum of 75% of each of the performance measures) will mean proportionally smaller payments. If the minimum threshold is not achieved, no shares will ultimately be awarded.

  On February 19, 1998, Messrs. Ayer, Smith, Zwiener, Gareau, and Donahue were granted performance share awards of 26,520 shares, 9,220 shares, 10,360 shares, 5,400 shares, and 3,680 shares, respectively. The award granted to Mr. Smith represented 40% of the target award value determined appropriate by the Committee. Also on February 19, 1998, the Hartford Life Committee granted to Mr. Smith 14,710 performance shares of Hartford Life Class A Common Stock under the Hartford Life 1998 Long-Term Performance Plan. This plan is similar to the 1998 Long-Term Performance Plan of the Company, but is based on the business performance of Hartford Life over the 1998 through 2000 period. This award represented the remaining 60% of the target award value determined appropriate for Mr. Smith. Additional information regarding these awards is included below under "1998 Long-Term Incentive Plan Awards."

  On January 26, 1999, the Committee approved payouts under the 1996 Long-Term Performance Plan based on performance over the 1996 through 1998 period. The combined payout factor for core earnings per share and total shareholder return was 162.9%. Based on this result, the Committee approved the distribution of 26,879, 26,879, 19,874, 16,290 and 9,612 shares to Messrs.
Ayer, Smith, Zwiener, Gareau and Donahue, respectively. These performance shares were payable 50% in Common Stock and 50% in cash. Senior Executives were permitted to defer receipt of all or a portion of this payout under The Hartford 1996 Deferred Restricted Stock Unit Plan described above.

Compliance with Section 162(m)

  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a publicly-traded company a Federal income tax deduction for compensation in excess of $1 million paid to certain of its executive officers unless the amount of such excess is payable based solely upon the attainment of objective performance criteria. The Committee believes that tax deductibility of compensation is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Committee generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to Section 162(m), but reserves the right to pay amounts which are not deductible in appropriate circumstances.

Summary

  The Committee is responsible for reviewing, monitoring, and approving all compensation decisions affecting Company Senior Executives. The Committee expects that all compensation paid to Senior Executives will be consistent with the Company's interest in providing market competitive compensation opportunities, within the context of a pay-for-performance environment, and in a manner that is supportive of the Company's business mission. The Committee will continue to actively monitor the effectiveness of the Company's Senior Executive compensation plans and assess the appropriateness of Senior Executive pay levels to assure prudent use of Company resources.

The Compensation and Personnel Committee:

Gordon I. Ulmer, Chairman
Bette B. Anderson
Robert A. Burnett
H. Patrick Swygert

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following table provides information regarding the cash and other compensation of those persons who, during 1998 (i) served as the Company's Chief Executive Officer and (ii) were the four other most highly compensated executive officers (the "Named Executives"):

                          Summary Compensation Table

                               Annual Compensation          Long-Term Compensation
                               -------------------- ---------------------------------------
                                                               Awards              Payouts
                                                    ----------------------------- ---------
        Name and                                     Restricted      Securities     LTIP     All Other
       Principal                                        Stock        Underlying    Payouts  Compensation
        Position          Year Salary ($) Bonus ($) Awards ($)(2)  Options (#)(2)  ($)(10)    ($)(11)
       ---------          ---- ---------- --------- -------------  -------------- --------- ------------
Ramani Ayer.............  1998  837,500    943,500       15,405(3)    226,161     1,423,369    34,785
Chairman, President and   1997  685,417    513,500    3,557,500(4)    354,340           --     30,397
Chief Executive Officer                               1,467,500(5)
                          1996  525,000    300,000          --         74,400           --     21,956

Lowndes A. Smith........  1998  691,667    946,750          --         88,574     1,423,369    27,285
Vice Chairman; President                                              129,947(9)
 and
Chief Executive
 Officer--
Hartford Life             1997  593,750    418,400      889,375(4)    237,736           --     24,505
                                                        733,750(5)     65,675(9)
                                                        745,461(6)
                                                         15,500(7)
                          1996  525,000    310,000          --         74,400           --     21,260

David K. Zwiener........  1998  493,750    444,000       14,120(3)    105,848     1,052,422    19,219
Executive Vice President  1997  418,750    282,400      889,375(4)    240,880           --     16,594
 and
Chief Financial Officer                               1,100,625(5)
                                                         12,500(7)
                          1996  332,500    250,000      241,250(8)     55,200           --     13,895

Joseph H. Gareau........  1998  320,000    339,200        5,135(3)     41,953       862,632    16,672
Executive Vice President  1997  319,233    205,400        4,000(7)     89,560           --     17,496
 and
Chief Investment Officer  1996  310,800    200,000          --         45,000           --     14,648

John F. Donahue.........  1998  270,000    115,200          --         15,600       509,001    25,865
Senior Vice President(1)  1997  268,750     98,000          --         68,868           --     25,629
                          1996  255,000    115,000          --         26,800           --     25,359

--------
(1) Mr. Donahue retired from the Company effective January 1, 1999.
(2) Except as otherwise noted, the number of shares of Common Stock and the related prices per share set forth in the table and in the footnotes reflect a two-for-one stock split effected in the form of a 100% stock dividend on July 15, 1998.
(3) Pursuant to The Hartford 1996 Deferred Restricted Stock Unit Plan, certain executives of the Company elected to forego a certain percentage of 1997 bonus payments that were ultimately awarded in 1998 in exchange for the right to receive shares of Common Stock ("Stock Units"). The number of Stock Units granted to an executive is equal to the amount of the bonus forgone divided by the closing price of the Common Stock on the NYSE on the date of grant of the Stock Units. As an incentive for foregoing the percentage of bonus, participating executives also are granted additional Stock Units equal to 10% of the Stock Units ("Premium Stock Units").
    Shares of Common Stock underlying Stock Units may not be received until three years from the date of grant but are fully vested, except that shares of Common Stock underlying Premium Stock Units may be forfeited if employment with the Company is terminated under certain circumstances before three years from the date of grant. Dividends are paid (and automatically reinvested) on the shares underlying the Stock Units and Premium Stock Units in the same amount and to the same extent as dividends are paid on shares of Common Stock held by all shareholders. The amounts identified in this column represent the value of the Premium Stock Units awarded on March 13, 1998 when the closing price of the Common Stock on the NYSE was $51.4375 per share. On December 31, 1998, the values of such Premium Stock Units (including those acquired by dividend reinvestment) for Messrs. Ayer, Zwiener and Gareau were $16,569, $15,187, and $5,523, respectively, based on the closing price of the Common Stock on the NYSE of $54.875 per share on that date.
(4) Represents the market value of 80,000 shares of restricted Common Stock granted to Mr. Ayer and 20,000 shares of restricted Common Stock granted to each of Messrs. Smith and Zwiener on December 17, 1997 based on the closing price of the Common Stock on the NYSE of $44.4687 per share on that date. The market value of such shares was $4,390,000, $1,097,500, and $1,097,500 for Messrs. Ayer, Smith, and Zwiener, respectively, on December 31, 1998 based on the NYSE closing price of the Common Stock of $54.875 per share on that day. Each of the restricted stock grants is subject to the following performance-based vesting: the restrictions on 50% of the shares will lapse on March 1, 2001 only if the closing price of the Common Stock on the NYSE is $61.50 per share or more for at least ten consecutive trading days at any time prior to such date; the restrictions on an additional 25% of such shares will lapse on March 1, 2001 only if the closing price of Common Stock on the NYSE is $63.00 per share or more for at least ten consecutive trading days at any time prior to such date; and the restrictions on the remaining 25% of such shares will lapse on March
    1, 2001 only if the closing price of the Common Stock on the NYSE is $65.00 per share or more for at least ten consecutive trading days at any time prior to such date. Any restricted shares not vested by March 1, 2001 shall be forfeited. Dividends are paid on the shares of restricted Common Stock in the same amount and to the same extent as dividends are paid on shares of Common Stock held by all shareholders.
(5) Represents the market value of 40,000, 20,000, and 30,000 shares of restricted Common Stock granted to Messrs. Ayer, Smith and Zwiener, respectively, on February 1, 1997 based on the closing price of the Common Stock on the NYSE of $36.6875 per share on that date. The market value of such shares was $2,195,000, $1,097,500 and $1,646,250 for Messrs. Ayer,
    Smith and Zwiener, respectively, on December 31, 1998 based on the NYSE closing price of the Common Stock of $54.875 per share on that day. Dividends are paid on the shares of restricted Common Stock in the same amount and to the same extent as dividends are paid on shares of Common Stock held by all shareholders.
(6) Mr. Smith was granted 20,000 shares (pre-split) of restricted Common Stock on February 1, 1997. On May 22, 1997, after the initial public offering of Hartford Life Class A Common Stock, 10,000 (pre-split) of these shares were exchanged for 23,205 shares of restricted Hartford Life Class A
    Common Stock based on a formula intended to maintain the economic value of the shares of restricted Common Stock. The amount set forth in the table represents the market value of the restricted shares of Hartford Life
    Class A Common Stock based on the closing price of Hartford Life Class A Common Stock on the NYSE of $32.125 per share on such date. The market value of these shares was $1,351,691 on December 31, 1998 based on the NYSE closing price of Hartford Life Class A Common Stock of $58.25 per share on that day. Dividends are paid on the shares of restricted Hartford Life Class A Common Stock in the same amount and to the same extent as dividends are paid on shares of Hartford Life Class A Common Stock held by all shareholders of Hartford Life.
(7) The amounts identified represent the value of the Premium Stock Units awarded pursuant to The Hartford 1996 Deferred Restricted Stock Unit Plan described in note (3) above on March 10, 1997 with respect to 1996 bonus payments made in 1997. On March 10, 1997, the closing price of the Common Stock on the NYSE was $39.1875 per share. On December 31, 1998, the values of such Premium Stock Units (including those acquired by dividend reinvestment) for Messrs. Smith, Zwiener and Gareau were $22,396, $18,061 and $5,780, respectively, based on the closing price of the Common Stock on the NYSE of $54.875 per share on that date.
(8) Represents the market value of 10,000 shares of restricted Common Stock granted to Mr. Zwiener on January 10, 1996 based on the closing price of the Common Stock on the NYSE of $24.125 per share on that date. The market value of such shares was $548,750 on December 31, 1998 based on the NYSE closing price of $54.875 per share on that date. Dividends are paid on the shares of restricted Common Stock in the same amount and to the same extent as dividends are paid on shares of Common Stock held by all shareholders.
(9) Represents the number of shares of Hartford Life Class A Common Stock underlying options granted to Mr. Smith pursuant to the Hartford Life Incentive Stock Plan.
(10) In 1996, each of the Named Executives was granted a certain number of performance shares relating to the Common Stock. The grants were contingent upon the Company achieving two general performance objectives over a three-year period that ended on December 31, 1998. The performance objectives, and the extent to which a Named Executive was entitled to a payout, are substantially the same as that described below under the heading "1998 Long-Term Incentive Plan Awards." The amounts in this column represent the value of payouts made by the Company on February 15, 1999 in respect of performance shares awarded in 1996.
(11) Amounts shown in this column represent company contributions under the Company's Investment and Savings Plan and the Excess Savings Plan, which are defined contribution plans. Under these plans, the Company makes a matching contribution in an amount equal to 50% of an employee's contribution, such matching contribution not to exceed three percent (3%) of such employee's salary. The Company also makes a non-matching contribution equal to one-half of one percent ( 1/2 of 1%) of an employee's salary. Company contributions under these plans for 1998 were $29,313, $24,208, $17,281, $11,200 and $9,450, for Messrs. Ayer, Smith,
     Zwiener, Gareau and Donahue, respectively. The Company's flexible benefit programs allow for the sale back to the Company of up to one week of vacation time capped at a 1998 limit of $3,077. An amount of $3,077 is included in this column for Messrs. Smith and Donahue. For federal tax purposes, income will be imputed to an employee who purchases more than $50,000 of life insurance coverage to the extent that the value of the coverage is greater than the premium paid. For 1998, $5,472, $0, $1,938, $5,472, and $13,338 of income was imputed to Messrs. Ayer, Smith, Zwiener, Gareau and Donahue, respectively, and such amounts are included in this column.

Stock Options

  Under the Incentive Stock Plan, the Compensation and Personnel Committee of the Board of Directors selects key employees to receive various awards, including stock options, stock appreciation rights, shares of restricted Common Stock and performance shares. The table below provides information regarding grants of stock options to the Named Executives during 1998.

                       Option Grants In Fiscal Year 1998

                                           Individual Grants
                         ----------------------------------------------------------
                                                                                    Potential Realizable
                                                                                      Value at Assumed
                                                                                    Annual Rates of Stock
                          Number of                                                  Price Appreciation
                         Securities        % of Total                                  for Option Term
                         Underlying      Options Granted                                   ($)(9)
                           Options       to Employees in Exercise Price  Expiration ----------------------
          Name           Granted (#)         1998(6)      ($/Share)(8)      Date        5%        10%
          ----           -----------     --------------- --------------- ---------- ---------- -----------
Ramani Ayer.............   112,140(1)         2.63            46.315      02/21/08   3,266,078  8,277,614
                           114,021(2)         2.67             45.50      10/16/08   3,262,141  8,268,803

Lowndes A. Smith........    39,000(1)          .91            46.315      02/21/08   1,135,875  2,878,785
                            49,574(2)         1.16             45.50      10/16/08   1,418,312  3,595,106
                            55,900(3)(4)      4.06(7)          43.94      02/21/08   1,544,517  3,914,677
                            74,047(3)(5)      5.37(7)        41.0625      10/16/08   1,912,449  4,846,191

David K. Zwiener........    43,880(1)         1.03            46.315      02/21/08   1,278,005  3,239,002
                            61,968(2)         1.45             45.50      10/16/08   1,772,904  4,493,919

Joseph H. Gareau........    20,800(2)          .49            46.315      02/21/08     605,800  1,535,352
                            21,153(2)          .50             45.50      10/16/08     605,187  1,534,016

John F. Donahue.........    15,600(1)          .37            46.315      02/21/08     454,350  1,151,514

--------
(1) The options granted to Messrs. Ayer, Smith, Zwiener and Donahue became fully exercisable on July 17, 1998, when the closing price of the Common Stock on the NYSE had been $57.8938 per share or more for at least ten consecutive trading days. The exercisability, payment or vesting of options shown in the table may be accelerated upon the occurrence of a change of control (as defined in the Incentive Stock Plan) of the Company.
(2) The options granted to Messrs. Ayer, Smith and Zwiener become exercisable upon the earlier of: (i) seven years from the date of grant, or (ii) the closing price of the Common Stock on the NYSE is 125% or more of the option grant price for at least ten consecutive trading days. Mr. Gareau's options are exercisable in three equal annual installments commencing on the first anniversary of the date of the grant.
(3) Represents the number of shares of Hartford Life Class A Common Stock underlying options granted to Mr. Smith by Hartford Life pursuant to the Hartford Life Incentive Stock Plan.
(4) The option granted to Mr. Smith became fully exercisable on July 13, 1998, when the closing price of Hartford Life Class A Common Stock on the NYSE had been $54.925 per share or more for at least ten consecutive trading days.
(5) The option granted to Mr. Smith became fully exercisable on December 1, 1998, when the closing price of Hartford Life Class A Common Stock on the NYSE had been $51.3281 per share or more for at least ten consecutive trading days.
(6) Percentages are based on options to purchase a total of 4,265,474 shares of Common Stock granted to 2,604 employees of the Company during 1998.
(7) Percentage is based on options to purchase a total of 1,377,639 shares of Hartford Life Class A Common Stock granted to 534 employees of Hartford Life during 1998.
(8) All options were granted at exercise prices that were 100% of the fair market value of the Common Stock (and with respect to two options granted to Mr. Smith described in note (3) above, the Class A Common Stock of Hartford Life) on the date of grant.
(9) At the end of the term of the options granted on February 19, 1998, the projected price of a share of the Common Stock would be $75.44 and $120.13 at assumed annual appreciation rates of 5% and 10%, respectively. At the end of the term of the options granted on October 14, 1998, the projected price of a share of the Common Stock would be $74.11 and $118.02 at assumed annual appreciation rates of 5% and 10%, respectively. At the end of the term of the option to purchase shares of Hartford Life Class A Common Stock granted to Mr. Smith on February 19, 1998 (see note (4) above), the projected price of a share of Hartford Life Class A Common Stock would be $71.57 and $113.97 at assumed annual appreciation rates of 5% and 10%, respectively. At the end of the term of the option to purchase shares of Hartford Life Class A Common Stock granted to Mr. Smith on October 14, 1998 (see note 5 above), the projected price of a share of Hartford Life Class A Common Stock would be $66.89 and $106.51 at assumed annual appreciation rates of 5% and 10%, respectively.

1998 Option Exercises and 1998 Year-End Option Values

  The following table provides information on stock options that were exercised, if any, and the value of unexercised stock options held at December 31, 1998 by the Named Executives:

                                       Aggregated Option Exercises in Last Fiscal Year
                                              and Fiscal Year-End Option Values
                                       -----------------------------------------------
                                                    Number of Securities
                          Shares                   Underlying Unexercised      Value of Unexercised
                         Acquired                     Options at Fiscal      In-the-Money Options Held
                            on                          Year-End (#)         at Fiscal Year-End ($)(3)
                         Exercise      Value      -------------------------- ----------------------------
          Name             (#)    Realized ($)(1) Exercisable  Unexercisable Exercisable    Unexercisable
          ----           -------- --------------- -----------  ------------- -----------    -------------
Ramani Ayer............. 106,976     3,952,579      569,584       374,021    15,281,100       3,774,247
Lowndes A. Smith........ 100,000     3,832,095      439,168       249,574    13,568,056       2,545,756
                                                    195,622(2)                3,853,061(4)          --
David K. Zwiener........  50,000     1,579,644      175,520       261,968     3,915,538       2,661,950
Joseph H. Gareau........  25,000     1,089,850      255,516       136,661     8,984,716       1,803,307
John F. Donahue.........     --            --       170,388        50,000     5,415,614         520,250

--------
(1) Value realized upon the exercise of an option represents the difference between the fair market value of the Common Stock on the date of exercise and the exercise price of the option.
(2) Represents shares of Hartford Life Class A Common Stock underlying options granted to Mr. Smith by Hartford Life pursuant to the Hartford Life Incentive Stock Plan.
(3) Values are calculated for options "in-the-money" by subtracting the exercise price per share of the options from the per share NYSE closing price of $54.875 of the Common Stock on December 31, 1998.
(4) The value of the options granted to Mr. Smith to purchase shares of Hartford Life Class A Common Stock (see note 2 above) are calculated by subtracting the exercise price per share of the option from the per share NYSE closing price of $58.25 of Hartford Life Class A Common Stock on December 31, 1998.

1998 Long-Term Incentive Plan Awards

  On February 19, 1998, the Compensation and Personnel Committee of the Board made awards of performance shares to certain key employees of the Company, including the Named Executives. The awards are contingent upon the Company achieving certain performance objectives described below. To the extent that the performance objectives are achieved, cash and shares of Common Stock will be granted to each key employee pursuant to the performance share provisions of the Incentive Stock Plan. These performance shares awarded to key employees of the Company on February 19, 1998 will not be subject to cancellation and substitution, but rather will become payable after the performance period to the extent described below.

  Under the terms of the awards, there are two equally weighted performance objectives measured over the 1998-2000 three-year performance period: core earnings per share of the Company ("Core Earnings") and total shareholder return ("TSR"). Core Earnings is defined as the Company's net income minus:
(i) net realized capital gains or losses; (ii) income or losses due to changes in methods of accounting; (iii) the amount of losses from individual catastrophes in excess of 1% of worldwide property-casualty earned premium for the year; (iv) the amount of any individual non-catastrophe loss associated with any non-recurring charge that exceeds $100 million; and (v) the income or loss associated with allocations resulting from the liability sharing agreement entered into in connection with the ITT Spin-Off. TSR is measured by the difference between the price of the Common Stock at the beginning of the 1998-2000 performance period and the price at the end of the performance period (assuming the reinvestment of dividends paid), compared with the TSR of the stock of a group of peer insurance companies.

  The Compensation and Personnel Committee established a target Core Earnings and a TSR to be achieved in connection with the awards. If the target is achieved, a key employee will receive 100% of the performance shares awarded (payable one-half in cash and one-half in Common Stock). The Compensation and Personnel Committee also established a threshold (minimum) Core Earnings and TSR to be achieved. If the threshold amounts are not achieved, the key employees will not receive any of the performance shares awarded. If the Core Earnings and TSR achieved exceeds the thresholds but falls below the targets, the key employees will receive awards adjusted downward by interpolation to reflect falling short of the targets. If the targets are exceeded, the key employees will receive awards adjusted upward by interpolation subject to a cap established by the Compensation and Personnel Committee.

  The following table provides information on these long-term performance share awards made to the Named Executives during 1998:

                    Awards of Performance          Estimated Future Payouts
                          Shares in                    Under Non-Stock
                       Last Fiscal Year            Price-Based Plans (#)(1)
                   ------------------------- ------------------------------------
                                Period Until
      Name         # of Shares   Payout(1)   Threshold (#) Target (#) Maximum (#)
      ----         -----------  ------------ ------------- ---------- -----------
Ramani Ayer......    26,520       3 years       13,260       26,520     53,040
Lowndes A.
 Smith...........     9,220       3 years        4,610        9,220     18,440
                     14,710(2)    3 years        7,355       14,710     29,420
David K.
 Zwiener.........    10,360       3 years        5,180       10,360     20,720
Joseph H.
 Gareau..........     5,400       3 years        2,700        5,400     10,800
John F. Donahue..     3,680       3 years        1,840        3,680      7,360

--------
(1) Each of the Named Executives was granted the number of performance shares relating to the Common Stock set forth above. The grants are contingent upon the Company achieving two general performance objectives over a three-year period ending on December 31, 2000. The performance objectives, and the extent to which a Named Executive may be entitled to a future payout, are described above. The threshold, target and maximum number of shares that may be awarded as set forth in the table above are based on the Company equally achieving 75%, 100% and 150% or more, respectively, of each of the two performance objectives.
(2) Represents a performance share grant to Mr. Smith relating to Hartford Life Class A Common Stock pursuant to the performance share provisions of the Hartford Life Incentive Stock Plan. The terms of the Hartford Life performance share grant are substantially the same as those described above for Company performance share grants except that the Hartford Life Core Earnings performance objective does not include the Core Earnings factor (iii) described above, and the TSR performance objective relates to the comparison of Hartford Life TSR to a different peer group of insurance companies.

Retirement Program

  The Hartford Fire Insurance Company Retirement Plan (the "Retirement Plan") is a defined benefit plan that covers substantially all eligible U.S. salaried employees of the Company and its subsidiaries, including senior executive officers and other executives. An employee's annual pension will equal two percent of his or her average final compensation for each of the first thirty years of benefit service, reduced by one and two-thirds percent of the employee's primary Social Security benefit for each year of benefit service to a maximum of thirty years; provided that no more than one-half of an employee's primary Social Security benefit is used for such reduction. An employee's average final compensation is defined under the Retirement Plan as the total of (i) an employee's average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service affording the highest such average plus (ii) an employee's average annual compensation not including base salary for the five calendar years of the employee's last 120 consecutive calendar months of eligibility service affording the highest such average. The Retirement Plan also provides for undiscounted early retirement pensions for employees who retire at or after age sixty following completion of fifteen years of eligibility service. An employee will be vested in benefits accrued under the Retirement Plan upon completion of five years of eligibility service.

  Applicable Federal law limits the amount of benefits that can be paid and compensation which may be recognized under a tax-qualified retirement plan. Therefore, the Company has a non-qualified unfunded retirement plan (the "Hartford Excess Benefit Plan") for payment of those benefits at retirement that cannot be paid from the qualified Retirement Plan. The practical effect of the Hartford Excess Benefit Plan is to continue calculation of retirement benefits to all employees on a uniform basis. The Company also maintains an excess plan trust under which excess benefits under the Hartford Excess Benefit Plan for certain officers of the Company are funded. Any such employee may indicate a preference, subject to certain conditions, to receive any excess benefit in the form of a single discounted lump sum payment. Any "excess" benefit accrued to any such employee will be immediately payable in the form of a single discounted lump sum payment upon the occurrence of a change in corporate control (as defined in the Hartford Excess Benefit Plan).

  Based on various assumptions as to remuneration and years of service, before Social Security reductions, the following table illustrates the estimated annual benefits payable from the Retirement Plan at retirement at age 65 that are paid for by the Company.

                              Pension Plan Table

  Average                          Years of Service
   Final      -----------------------------------------------------------
Compensation     5        10       15        20         25         30
------------  -------- -------- -------- ---------- ---------- ----------
$  400,000    $ 40,000 $ 80,000 $120,000 $  160,000 $  200,000 $  240,000
   500,000      50,000  100,000  150,000    200,000    250,000    300,000
   750,000      75,000  150,000  225,000    300,000    375,000    450,000
 1,000,000     100,000  200,000  300,000    400,000    500,000    600,000
 1,500,000     150,000  300,000  450,000    600,000    750,000    900,000
 2,000,000     200,000  400,000  600,000    800,000  1,000,000  1,200,000
 2,500,000     250,000  500,000  750,000  1,000,000  1,250,000  1,500,000
 3,000,000     300,000  600,000  900,000  1,200,000  1,500,000  1,800,000

  The amounts shown under "Salary" and "Bonus" opposite the names of the Named Executives in the Summary Compensation Table comprise the compensation that is used for purposes of determining "average final compensation" under the Retirement Plan. The years of service with the Company of each of the Named Executives for eligibility and benefits purposes as of December 31, 1998, were as follows: Ramani Ayer, 25.50 years; Lowndes A. Smith, 30.00 years; David K. Zwiener, 5.75 years; Joseph H. Gareau, 25.42 years; and John F. Donahue, 30.00 years. Mr. Donahue and Mr. Smith have 44.50 and 30.75 years of service, respectively, with the Company; however, only a maximum of 30 years of service may be considered when determining benefits under the Retirement Plan.

Employment Agreements and Severance Plan

  Ramani Ayer, Lowndes A. Smith and David K. Zwiener have employment agreements (the "Employment Agreements") with the Company pursuant to which Mr. Ayer is employed as Chairman, President and Chief Executive Officer, Mr. Smith is employed as Vice Chairman of the Company and President and Chief Executive Officer of Hartford Life, and Mr. Zwiener is employed as Executive Vice President and Chief Financial Officer. The initial term of each of the Employment Agreements began on July 1, 1997 and continues for three years, unless terminated earlier in accordance with the agreements. However, when the original term of the agreements or any renewal term ends, the agreements are automatically extended for successive one-year periods unless either party gives the other its written notice of its intention not to renew the agreement at least fifteen months prior to any renewal date. In addition, upon the occurrence of a change of control (as defined in the Employment Agreements) of the Company, the terms of the Employment Agreements are automatically extended for three years after the change of control occurs.

  The Employment Agreements provide, among other things, for annual base salaries for Messrs. Ayer, Smith and Zwiener as determined from time to time by the Board of Directors, and their participation in the Company's benefit plans and awards under executive incentive bonus and other programs. The current annual base salaries for Messrs. Ayer, Smith and Zwiener are $850,000, $700,000 and $500,000, respectively. In addition, each executive is entitled to certain payments and benefits if his employment terminates for certain reasons, including a termination without "cause" (as defined in the Employment Agreements). If a termination without cause occurs, the terminated executive is entitled to a severance payment equal to two times (a) his base salary, and
(b) a target bonus amount, each for the year in which the termination occurs, and the vesting of stock options and restricted stock awards. In addition, if a change of control (as defined in the Employment Agreements) of the Company occurs and the executive's employment is terminated for certain reasons within certain time periods (generally, within three years after a change of control), then the executive is entitled to receive certain payments and benefits. Specifically, if after a change of control, the executive's employment is terminated without cause, or the executive voluntarily terminates his employment for any reason within six months following a change of control, or voluntarily terminates his employment for "good reason" (as defined in the Employment Agreements) within the remaining two years and six months following a change of control, then the executive is generally entitled to receive (i) a severance payment equal to three times the sum of his base salary then in effect and his target bonus for the year, and (ii) certain other benefits, including those that would otherwise be payable under the Company's various employee benefit plans. While the executive is employed, and for one year after any voluntary termination of employment (other than after a change of control), the executive is subject to a noncompetition agreement in favor of the Company.

  The Company has an amended and restated Senior Executive Severance Pay Plan that became effective on October 15, 1998 (the "Severance Plan") that covers executive employees at certain levels, including Joseph H. Gareau. The Severance Plan provides generally for the payment of amounts to such executives upon termination of their employment, unless such termination is initiated by the executive, is due to certain misconduct or disciplinary action, is in connection with certain other specified circumstances, or results from the executive's retirement, death or disability. The Severance Plan provides for payments of amounts up to a maximum of two years of the qualifying executive's salary depending primarily on such executive's years of service (as defined in the Severance Plan). While receiving periodic payments pursuant to the Severance Plan, the executive is generally eligible to continue participating in certain of the Company's employee benefit plans, subject, however, to the specific provisions in the benefit plans.

  In addition to being covered by the Severance Plan, Joseph H. Gareau has an agreement with the Company that entitles him to certain benefits upon a change of control of the Company (as defined in such agreement). The agreement, dated October 1, 1997, provides, among other things, that the Company shall employ Mr. Gareau for three years (the "Employment Period") after a change of control of the Company occurs, if he was employed on the date the change of control occurs. During the Employment Period, Mr. Gareau is entitled to (i) a base salary of not less than his base salary in effect prior to a change of control or potential change of control, and such salary may be increased from time to time; (ii) an opportunity to earn an annual bonus in accordance with the Company's bonus policies; and (iii) participate in long-term compensation programs and stock incentive plans, and to receive the benefits under the Company's various benefit programs. If Mr. Gareau's employment terminates during the Employment Period for certain specified reasons, including termination for "cause," "without cause," for "good reason," voluntarily or due to retirement, death or disability (all as defined in such agreement), then Mr. Gareau is entitled to certain payments and/or benefits, depending on the reason for termination. Specifically, if Mr. Gareau's employment is terminated without cause, or he terminates his employment for good reason, he is entitled to receive, among other things, (i) a lump sum severance payment equal to two times his base salary and target bonus in effect in the year in which his employment terminated, and (ii) certain other benefits, including those that would otherwise be payable under the Company's various employee benefit plans.

                   PERFORMANCE OF THE COMPANY'S COMMON STOCK

  The graph below compares the yearly percentage change in cumulative shareholder return on the Common Stock for the three-year period of December 31, 1995 through December 31, 1998 with (i) the cumulative total return of the Standard & Poor's 500 Index(R) and (ii) the Standard & Poor's Insurance Composite Index(R). The figures presented below assume the reinvestment of all dividends into shares of Common Stock on any given dividend payment date and that $100 was invested in Common Stock and in the Standard & Poor's 500 Index(R) and in the Standard & Poor's Insurance Composite Index(R). Common stock performance information is provided only for the past three years as the Company became a separate public company following the ITT Spin-Off and regular-way trading of the Common Stock on the NYSE did not begin until December 20, 1995.

                          [MAC CHART TO APPEAR HERE]

               STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
                           AND CERTAIN SHAREHOLDERS

Directors and Executive Officers

  The following table shows as of February 26, 1999 the number of shares of Common Stock beneficially owned by each director and nominee for election as a director, by each of the Named Executives, and by the directors and all executive officers of the Company as a group:

                                                                 Amount and
    Name of                                                 Nature of Beneficial
Beneficial Owner                                              Ownership(1)(2)
----------------                                            --------------------
 Bette B. Anderson.........................................          5,416
 Rand V. Araskog...........................................        841,581
 Ramani Ayer...............................................      1,008,322
 Robert A. Burnett.........................................         12,420
 John F. Donahue...........................................        205,010
 Donald R. Frahm...........................................        445,818
 Joseph H. Gareau..........................................        296,587
 Paul G. Kirk, Jr..........................................          5,270
 Frederic V. Salerno.......................................            357
 Robert W. Selander........................................          2,894
 Lowndes A. Smith..........................................        539,141
 H. Patrick Swygert........................................          2,819
 DeRoy C. Thomas...........................................         54,772
 Gordon I. Ulmer...........................................          7,250
 David K. Zwiener..........................................        353,128
 All directors and executive officers as a group (18
  persons).................................................      4,101,159

--------
Notes:

(1) All shares of Common Stock are owned directly except as otherwise indicated below. Pursuant to regulations of the SEC, shares (i) that may be acquired by directors and executive officers upon the exercise of stock options exercisable within sixty days after February 26, 1999, (ii) allocated to the accounts of certain directors and executive officers under the Company's Investment and Savings Plan based on a valuation of plan accounts as of February 26, 1999, (iii) acquired by directors and executive officers under the Company's Dividend Reinvestment and Cash Payment Plan through February 26, 1999, (iv) owned by a director's or executive officer's spouse or minor child, or (v) that have been granted under the Company's Incentive Stock Plan or the Non-Employee Directors Restricted Stock Plan and are restricted, but as to which the directors or executive officers have the right to vote, are deemed to be beneficially owned by such directors and executive officers as of such date and are included in the number of shares listed in the table above.
    Of the number of shares of Common Stock shown above, the following represent shares that may be acquired upon exercise of stock options that are exercisable within sixty days after February 26, 1999 by: Mr. Ayer 849,280 shares; Mr. Frahm, 315,818 shares; Mr. Smith, 474,564 shares; Mr. Zwiener, 272,191 shares; Mr. Gareau, 277,642 shares; Mr. Donahue, 170,388 shares; and all present directors and executive officers as a group, 2,622,618 shares.
(2) The shares of Common Stock beneficially owned by each person named above do not exceed one percent of the outstanding shares of Common Stock. The shares beneficially owned by the group of directors and executive officers represent approximately 1.8% of the outstanding shares.

Certain Shareholders

  The following table shows those persons known to the Company as of February 26, 1999 to be the beneficial owners of more than five percent of the Company's Common Stock. In furnishing the information below, the Company has relied on information filed by the beneficial owners with the SEC, and in some cases, information provided by such owners.

Name and Address                                      Amount and Nature
 of Beneficial                                          of Beneficial   Percent
     Owner                                              Ownership(1)    of Class
----------------                                      ----------------- --------
 FMR Corp. ..........................................    22,614,156       9.97%
 82 Devonshire Street
 Boston, MA 02109

--------
Notes:

(1) FMR Corp. ("FMR"), Edward C. Johnson, 3d and Abigail P. Johnson filed a
    Schedule 13G with the SEC to report that they were the beneficial owners of 22,614,156 shares of Common Stock as of December 31, 1998. FMR and Mr. Johnson had sole power to dispose of 21,272,980 of such shares, but neither FMR nor Mr. Johnson had sole voting power as to such shares. The voting power for the 21,272,980 shares resides with the Boards of Trustees of the various Fidelity mutual funds. Mr. Johnson and FMR had sole power to dispose of 1,338,976 shares and sole voting power with respect to 1,014,176 shares. FMR is the parent to various subsidiaries that are beneficial owners of Common Stock, including Fidelity Management & Research Company that serves as an investment adviser to various investment companies, and Fidelity Management Trust Company, an institutional investment manager. Members of the Edward C. Johnson, 3d family and trusts established for their benefit own approximately 49% of the voting stock of FMR, Mr. Johnson is Chairman of FMR and Abigail Johnson is a director of FMR.

                                    ITEM 2

            RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

  In accordance with the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1999. Although shareholders' ratification of this appointment is not required, the Board requests ratification by the shareholders. If the shareholders do not ratify the appointment of Arthur Andersen LLP, the selection of other independent auditors will be considered by the Audit Committee and the Board of Directors.

  Arthur Andersen LLP has served as independent auditors of the Company for many years and Arthur Andersen LLP's long-term knowledge of the Company has enabled Arthur Andersen LLP to carry out its audits with effectiveness and efficiency. Representatives of Arthur Andersen LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

                        REQUIRED VOTES OF SHAREHOLDERS

  The presence in person or by proxy of shareholders entitled to cast a majority of shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. The nominees for election as directors receiving the greatest number of votes, up to the number of directors to be elected, shall be elected directors. To be approved, the ratification of the appointment of Arthur Andersen LLP will require the affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy. Abstentions will be included in the number of shares that are present for purposes of determining the presence of a quorum but will not be counted as votes cast on items submitted for a vote of shareholders. Accordingly, abstentions will have the same effect as a negative vote. If shares are held in "street name" through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion on certain matters. Thus, if a broker or nominee is not given specific instructions on those matters, those shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval and thus will have no effect on the outcome of the vote. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

  One or more persons will be appointed to act as the inspector of election at the Annual Meeting. The bylaws of the Company provide that shareholders shall be accorded privacy in voting and that the integrity of the balloting process shall be assured. Among other duties, the inspector of election will certify as to compliance with such confidentiality provisions.

                           PROPOSALS OF SHAREHOLDERS

  Proposals submitted by shareholders for inclusion in next year's Proxy Statement must be received by the Company no later than the close of business on December 6, 1999. Any proposal received after that date will not be included in the Company's proxy materials. In addition, no proposal may be presented at the 2000 Annual Meeting unless the Company receives notice of the proposal by no later than February 10, 2000. Address your proposals to Amy Gallent, Vice President and Corporate Secretary, The Hartford Financial Services Group, Inc., 690 Asylum Avenue, Hartford, CT 06115. All proposals must comply with certain requirements set forth in the Company's bylaws, a copy of the which may be obtained from the Secretary of the Company. In addition, all proposals for inclusion in the proxy statement must comply with all of the requirements of SEC Rule 14a-8 under the Securities Exchange Act of 1934.

                               OTHER INFORMATION

  As of the date of this Proxy Statement, the Board of Directors has no knowledge of any business that will be presented for consideration at the Annual Meeting other than that described above. As to any other business, if any, that may properly come before the Annual Meeting, the proxies will vote in accordance with their judgment.

  Present and former officers, directors and other employees of the Company may solicit proxies by telephone, telegram or mail, or by meetings with shareholders or their representatives. The Company will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. The Company has engaged Georgeson & Company, Inc. to solicit proxies for the Annual Meeting for a fee of $12,500 plus the payment of its out-of-pocket expenses. All expenses of solicitation of proxies will be borne by the Company.

  A copy of the Company's Annual Report to Shareholders for 1998 is either being sent with this Proxy Statement or was sent previously. If, upon receiving this Proxy Statement, you have not received the Annual Report to Shareholders, please write to the Corporate Secretary at the address below to request a copy. In addition, a copy of the Company's annual report on Form 10-K (without exhibits) for the fiscal year ended December 31, 1998, as filed with the SEC, is available without charge upon request to the Company's Investor Relations Department, 690 Asylum Avenue, Hartford, CT 06115, or by calling (888) 322-8444.

                                          By Order of the Board of Directors.

                                          /s/ Amy Gallent
                                          Vice President and Corporate
                                          Secretary

Dated: March 31, 1999

  SHAREHOLDERS ARE URGED TO VOTE BY PROXY WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A SHAREHOLDER MAY NEVERTHELESS REVOKE HIS OR HER PROXY AND VOTE IN PERSON IF HE OR SHE DOES ATTEND.

--------------------------------------------------------------------------------


                                    [LOGO]

                  THE HARTFORD FINANCIAL SERVICES GROUP, INC.
                      1999 ANNUAL MEETING OF SHAREHOLDERS

                          MAY 20, 1999  at 9:00 A.M.

                            The Wadsworth Atheneum
                                600 Main Street
                             Hartford, Connecticut




--------------------------------------------------------------------------------
                                     PROXY
                  THE HARTFORD FINANCIAL SERVICES GROUP, INC.
                      1999 ANNUAL MEETING OF SHAREHOLDERS
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


     The undersigned hereby appoints Amy Gallent, Michael O'Halloran and Michael
S. Wilder, and each of them, as proxies of the undersigned, each with power to appoint his or her substitute, and hereby authorizes each or any of them to vote, as designated on the reverse side of this proxy, all shares of common stock of The Hartford Financial Services Group, Inc. (the "Company"), including all shares held in the Company's Dividend Reinvestment and Cash Payment Plan, the Company's Investment and Savings Plan and in the Company's Employee Stock Purchase Plan, which the undersigned is entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at 9:00 A.M. on May 20, 1999 at the Wadsworth Atheneum, 600 Main Street, Hartford, Connecticut, and at any adjournments or postponements thereof, and confers discretionary authority upon each such proxy to vote upon any other matter properly brought before the meeting.

     Please specify your choices by marking the appropriate boxes on the reverse side of this Proxy. The shares represented by this Proxy will be voted as you designate on the reverse side. If no designation is made, the shares will be voted for the election as directors of the nominees named in Item 1 and for Item
2. The shares of common stock represented by this Proxy cannot be voted unless you sign and return this Proxy, or vote by telephone or through the internet.


(Continued, and to be signed and dated, on the reverse side.)
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                                     THE HARTFORD FINANCIAL SERVICES GROUP, INC.
                                     P.O. BOX 11159
                                     NEW YORK, NY 10203-0159
--------------------------------------------------------------------------------

                         VOTE BY TELEPHONE OR INTERNET

                         24 HOURS A DAY, 7 DAYS A WEEK

                                   TELEPHONE
                                1-800-481-9816

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.

                                   INTERNET
                       http://proxy.shareholder.com/hig

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create an electronic ballot.

                                     MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.



Your telephonne or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.

If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy.


                                                         CONTROL NUMBER FOR
CALL TOLL-FREE TO VOTE  IT'S FAST AND CONVENIENT    TELEPHONE OR INTERNET VOTING
               1-800-481-9816

                     DETACH PROXY CARD HERE IF YOU ARE NOT
                        VOTING BY TELEHONE OR INTERNET

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ITEM 1.  Election of Directors

     FOR all nominees        WITHHOLD AUTHORITY                 *EXCEPTIONS [_]
     listed below   [_]      for all nominees listed below [_]

Director Nominees: Bette B. Anderson, Rand V. Araskog, Ramani Ayer, Robert A. Burnett, Donald R. Frahm, Paul G. Kirk, Jr., Frederic V. Salerno, Robert W. Selander, Lowndes A. Smith, H. Patrick Swygert, Gordon I. Ulmer and David K. Zwiener.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "EXCEPTIONS" box and write that nominee's name in the space provide below.) *EXCEPTIONS:____________________________________________________________________
ITEM 2. Ratification of the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1999.

     FOR  [_]      AGAINST [_]    ABSTAIN [_]

                                                 Mark this box if you plan to
                                                 attend the Annual Meeting
                                                 Address Change and/or Comments
                                                 Mark Here



                                       Note: Please add your title if you are
                                       signing for a corporation or other
                                       busines entity, or as attorney,
                                       administrator, executor, guardian,
                                       trustee or in any other representative
                                       capacity.
                                       Dated:_____________________________, 1999

                                                       Signature

                                                       Title
                                       Votes MUST be Indicated
                                       (x) in black or blue ink.

(Please sign, date and return this proxy card in the enclosed envelope.)

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